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EXHIBIT 99 (1) - PRESS RELEASE - VA MEDICAL CENTER IN ANN ARBOR INSTALLS
NIGHTINGALE INFRARED TRACKING SYSTEM

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                                  NEWS RELEASE
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VA MEDICAL CENTER IN ANN ARBOR INSTALLS NIGHTINGALE - AN IR TRACKING SYSTEM FOR
PATIENT FLOW ANALYSIS AND EQUIPMENT TRACKING

TRAVERSE CITY, Mich., February 5/PRNewswire/--Versus Technology, Inc. (Nasdaq Bulletin Board: VSTI) announced:

The VA Medical Center in Ann Arbor, Michigan has installed the Nightingale infrared (IR) tracking system from Versus Technology, Inc.

"Patient flow, as well as the location and movement of equipment, will be monitored by the system", according to Mr. Chuck Brown, Chief of Information Resources Management for the VA in Ann Arbor. Mr. Brown has taken the initiative to add the very latest in infrared technology to the VA's Ambulatory Care Unit. Mr. Brown was searching for new technology to analyze the efficiencies within the hospital and needed specific data to support positive changes in ambulatory care. Using Versus' Nightingale tracking system, he will be able to look at the unit's floorplan on his computer screen and see where every important piece of equipment is located and at which care center a patient is currently being treated.

For analysis, the tracking system's Report Generation Package will produce all the critical information needed in the form of pie graphs and detailed charts to empower the Medical Center with the tools to increase efficiency and provide better patient care.

Based in Traverse City, Versus Technology is an acknowledged leader in infrared tracking systems and related wireless products. For additional information, please call (616) 946-5868 or FAX (616) 946-6775.


-0-             2/5/97
/CONTACT:  Gary T. Wittbrodt, 616-946-5868, of Versus Technology, Inc./(VSTI)


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EXHIBIT 99 (2) - PRESS RELEASE - FOOTE HOSPITAL UPGRADES INFRARED TRACKING
SYSTEM

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INCREASED EFFICIENCY GENERATED BY THE NIGHTINGALE(TM) 228 \F "SYMBOL" \S 14
INFRARED (IR) LOCATING SYSTEM LEADS FOOTE HOSPITAL TO UPGRADE THEIR SYSTEM.

TRAVERSE CITY, Mich., February 24/PRNewswire/--Versus Technology, Inc. (NASDAQ Bulletin Board: VSTI) announced:

Pleased with its increase in efficiency since the installation of the NIGHTINGALE (TM) locating system, Foote Memorial Hospital, in Jackson, Michigan, has upgraded their system to the latest WINDOWS (R) Version.

Dr. Anderson, Director of Radiology at Foote, saw the need for implementing the Nightingale system primarily for phone call forwarding in the Radiology department. "I can't imagine how we functioned before," stated Dr. Anderson. "Part of quality is availability." The Radiology department handles a daily average of 950 incoming phone calls for doctors and technicians, many concerning test results which need to be communicated immediately to the appropriate staff person. By using the Nightingale system, the phone operator can immediately determine the location of a doctor or technician in the facility and forward the call directly to that location.

Quick response to customer calls and increased communication among hospital staff have been the primary benefits from the Nightingale system. "It's a matter of efficiency to be there to handle customer service calls; otherwise, they will take their business some place else," confirmed Dr. Anderson.

Staff personnel wear COM badges that emit an infrared signal to sensors
installed throughout the facility.   The sensors gather the location
information and display the "real time" location of all badged personnel onto a display monitor and corresponding room list.

The Nightingale system can be used to track key facility assets and resources including: personnel, patients, equipment, and patient equipment alarms. The system is designed to accomplish two major functions: the first is to increase communication, thus allowing patients and staff more freedom while receiving and administering treatment, and the second is to help facilities manage their equipment and other resources.

Versus Technology, Inc. markets infrared tracking systems and portable security systems. For additional information, please call (616) 946-5868 OR FAX (616) 946-6775.

-0-        2/24/97
/CONTACT:  Gary T. Wittbrodt, 616-946-5868, of Versus Technology, Inc./(VSTI)




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EXHIBIT 99 (3) PRESS RELEASE - VERSION 2.5 of NIGHTINGALE INFRARED TRACKING
SYSTEM RELEASED

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                                  NEWS RELEASE
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VERSUS TECHNOLOGY RELEASES VERSION 2.5 OF THE NIGHTINGALE (TM) INFRARED
TRACKING SYSTEM


TRAVERSE CITY, Mich., March 3/PRNewswire/-- Versus Technology, Inc. (NASDAQ Bulletin Board: VSTI) announced:

Versus Technology, Inc. is pleased to announce that it has released Version 2.5 of its Nightingale system, an infrared (IR) based resource management and asset tracking system.

The Nightingale system is used to locate and track key facility assets and resources, including: personnel, patients, equipment, and patient equipment alarms. The system is designed to accomplish two major functions: the first is to allow patients and staff more freedom while receiving and administering treatment, and the second is to help facilities manage their equipment and other resources.

Nightingale Version 2.5 runs in Windows 95 and has been designed with an open architecture for easy integration. The system has been enhanced to allow customizable communication (COM) badges that provide users the ability to easily configure the interaction between badges. This increases the communication options among employees, thus increasing their efficiency. A Phone list option has been added to the interactive floorplan which gives an alphabetical listing of all badges (COM and equipment) and their position for ease of transferring calls.

Versus Technology, Inc. markets infrared tracking systems for all industries and portable security systems. For additional information, please call 616-946-5868 or FAX 616-946-6775.

-0-                       3/3/97
/CONTACT:  GARY T. WITTBRODT, 616-946-5868, OF VERSUS TECHNOLOGY, INC./(VSTI)



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EXHIBIT 99(4) - PHONEvISION USES IR tRACKING TO PROVIDE SIGHT TO THE TELEPHONE


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                                  NEWS RELEASE
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PHONEVISION(TM)  USES IR TRACKING TO PROVIDE SIGHT TO THE TELEPHONE

TRAVERSE CITY, Mich., JULY22/PRNewswire/--Versus Technology, Inc. (NASDAQ Bulletin Board: VSTI) announced:

Versus Technology, Inc. recently announced the addition of PhoneVision(TM) to their high-tech infrared product line. PhoneVision, using IR technology as its platform, allows someone to use a telephone to locate a person or a piece of equipment simply by dialing the appropriate extension number. The PhoneVision system automatically locates the person and rings the phone nearest to him so all calls are answered minimizing phone-tag. PhoneVision provides time saving benefits to a broad range of professions that operate in a fast-paced environment- from business offices to healthcare facilities.

PhoneVision provides an IR (infrared) communication solution to the frustrating problem of locating a person or piece of equipment in seconds. In the fast-paced, time is money world of today, Phone Vision offers a viable solution to anyone who knows how to use a telephone. PhoneVision allows a facility to use its existing phone system as a means to locate key resources. Notes Vice-President of Versus, Henry Tenarvitz, "What we have done is to simply Merge Versus' infrared tracking system with our customers' telephone equipment."

People and Equipment wear a lightweight infrared badge that identifies their real-time location to the system. As the system searches for an extension number programmed to an individual's badge, it is smart enough to 'look' for that person throughout the entire facility. As the system locates the person associated with that extension number, it will inform the caller where the person is located (i.e. in the Conference Room). PhoneVision then allows the caller to select from two options: 1) to ring the extension number where the person is now located and/or 2) to identify who or what else is in the room.

In a typical office environment, a receptionist no longer needs to search office after office trying to locate a person expecting an urgent phone call; he/she only needs to enter the person's extension number and PhoneVision will
find the employee.   "I can be in the Laboratory after switchboard Hours,"
states Versus' President Gary T. Gaisser, "and if phone mail is not an acceptable choice for the caller, I have the comfort of knowing the call can
reach me by way of PhoneVision."   Valuable time is easily saved, customer
service is enhanced, and returned phone call costs are nearly eliminated. Management personnel are excited by the time saving benefits PhoneVision provides to their organizations.

Equipment can also be easily located via the telephone.   By assigning the
equipment



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an ID number and affixing the equipment with an infrared tag, the location of the equipment can be determined quickly. PhoneVision can identify the location of the item and also identify other tagged items in the room. Knowledge of specific equipment location can be a critical issue. Real-Time Location eliminates the need to guess where an item was last placed and can increase staff efficiency.


Versus Technology, Inc. (publicly traded on NASDAQ Bulletin Board: VSTI) manufactures and markets IR (infrared) locating and communication systems and phone forwarding integration systems. Their headquarters are located in Traverse City, MI. Additional information is available at the company's website, http://www.versustech.com or by calling (616) 946-5868 or FAX (616) 946-6775.




-0-                       7/22/97
/CONTACT:  GARY T. WITTBRODT, 616-946-5868, OF VERSUS TECHNOLOGY, INC./(VSTI)


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

EXHIBIT 99(5) - VERSUS TECHNOLOGY, INC. APPOINTS SAMUEL DAVIS AS DIRECTOR

NEWS RELEASE


Versus Technology, Inc. Appoints Samuel Davis as Director


TRAVERSE CITY, Mich., August 15/PRNewswire/--Versus Technology, Inc. (NASDAQ Bulletin Board: VSTI) announced:

Sam Davis, Former President and CEO of the Mt. Sinai Hospital, has been named to the Board of Directors of Versus Technology, Inc., effective August 14, 1997.

Mr. Davis is a Clinical Professor at the School of Public Health at Columbia University and a Distinguished Service Professor at the Mount Sinai School of Medicine. He is a Senior Director of Delta Consulting Group, Inc. specializing in the management of strategic organizational change in health care organizations. Mr. Davis has a distinguished academic and professional background in the health care profession and has authored numerous published articles.

"We are gratified that Samuel Davis, with his distinguished background, is Joining the Versus Board," noted Gary Gaisser, President and CEO of Versus Technology. "His Expertise in the health care industry will be of particular assistance to the Company, and he will be a valuable asset in helping us achieve our strategies. We look forward to his contributions."

As the former President and CEO of the Mount Sinai Hospital, Mr. Davis was responsible for the acknowledged financial and managerial turnaround of one of the largest academic medical centers in New York City. "With his knowledge of the financial and managerial needs of health care organizations, Mr. Davis is in a unique position to aid Versus in the penetration of the health care market," Gaisser commented.

Based in Traverse City, Michigan, Versus Technology manufactures and markets infrared locating and communication systems and phone forwarding integration systems. For additional information, please call (616) 946-5868 or FAX (616) 946-6775 or visit the company's website: www.versustech.com


-0-              8/15/97
/CONTACT:  GARY T. GAISSER, 616-946-5868, OF VERSUS TECHNOLOGY, INC./(VSTI)



VERSUS TECHNOLOGY, INC.  2600 MILLER CREEK RD., TRAVERSE CITY, MI  49684
616-946-5868   FAX 616-946-6775



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

Exhibit 99(6) - Los Alamos National Laboratories Purchases Nightingale Infrared
(IR) Tracking System

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                                  NEWS RELEASE
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LOS ALAMOS NATIONAL LABORATORIES PURCHASES NIGHTINGALE (TM)


INFRARED (IR) TRACKING SYSTEM
TRAVERSE CITY, Mich., September 5/PRNewswire/--Versus Technology, Inc. (NASDAQ Bulletin Board: VSTI) announced:

Versus Technology Inc. announced today that it has received an order from Los Alamos National Laboratories to implement a pilot installation of its Nightingale (TM) Resource Management System at their laboratory in New Mexico. Los Alamos will be using this pilot as an enhancement to their security protocol.

The Nightingale system uses small digital infrared (IR) transmitters that uniquely identify people and equipment moving around in secure areas. Paul Argo of Los Alamos stated, "We consider this infrared technology to be a key component in AMISS (Adaptive Multi-Integrated Security System), a next generation security system we are developing." The Nightingale tracking system will provide a continuous stream of information detailing routine movements in a nuclear facility. This "real-time" collected data allows events to be
evaluated as they occur.   Mr. Argo also added, "As its name implies, AMISS
will look for conditions that are out of the norm and call upon multiple security technologies to verify and respond to any anomalies."

Gary Gaisser, President of Versus Technology, Inc., commented, "We are continuously pursuing leading edge concepts like AMISS and have participated in several similar projects. For example, we just participated in installing a high-tech hospital floor that includes patient monitoring and two-way communication. We are very excited that Los Alamos has selected us to be part of an effort towards creating a high-tech security system.

Based in Traverse City, Michigan, Versus Technology manufactures and markets infrared locating and communication systems and phone forwarding integration systems. For additional information, please call 616-946-5868 or FAX 616-946-6775 or visit the company's website: www.versustech.com

 -0-        9/05/97)
/CONTACT:  GARY T. WITTBRODT, 616-946-5868, OF VERSUS TECHNOLOGY, INC./(VSTI)



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